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                                                     NORRIS COMMUNICATIONS CORP.
                                                                   EXHIBIT 10.21

                              EMPLOYMENT AGREEMENT

         Employment Agreement this 8th day of September, 1995 by and between Norris Communications Corp. and/or its wholly-owned subsidiary Norris Communications, Inc. (collectively "Employer") and Robert Putnam ("Employee").

         Employer employs the Employee and the Employee accepts employment, upon the terms conditions and covenants as follows:

1. The term of employment shall be from September 1, 1995 to August 31, 1997 and automatically renewed for one year periods thereafter unless thirty days written notice of termination is sent prior to the annual renewal date.

2. Employee shall receive, for all services rendered, a salary of $2,500 per month, payable commensurate with other employees of Employer. Salary payments shall be subject to withholding and other applicable deductions. Employee shall have the opportunity to participate in all benefit plans commensurate with other senior officers unless such plans restrict participation to all similar part-time employees.

3. The duties of Employee shall be commensurate with those duties heretofore provided to Employer by Employee which include serving as Vice President and Secretary of Parent. The Employee shall be only required to devote part time and attention to the Employer's business as heretofore provided but in any event not to exceed 10 hours per week unless otherwise agreed by the parties.

4. Employee shall have an office, facilities and services that are suitable to the position and appropriate for the performance of Employee's duties and as heretofore provided.

5. Employer shall reimburse Employee for all reasonable expenses incurred in the performance of Employee's business, e.g. entertainment, travel, etc. Employee will be reimbursed upon submission of an itemized account of such expenditures with receipts where practicable.

6. Employee shall be entitled to four weeks of paid vacation each year.

7. If Employee is unable to perform Employee's duties by reason of illness or incapacity for a consecutive period of more than two months, the compensation payable after the aforesaid period shall be $1,000 per month. Upon return to part time employment, full compensation shall be reinstated.

8. Notwithstanding any provision in this Employment Agreement to the contrary, if Employee is unable to perform or is absent from employment for a period of more than six months, Employer may terminate this Employment Agreement, without further cause, and all obligations of Employer hereunder shall terminate except those provided in paragraph ten below.

9. This Employment Agreement may be terminated, at will, at any time and without cause, by either party upon thirty days' written notice to the other. If Employer elects to terminate, Employer shall pay to Employee on the last day of employment severance pay of twelve months salary (at the then current rate), subject to withholding and deductions. If Employee elects to terminate, Employee shall receive salary up to the last day of employment but no severance pay.

10. The stock option agreements between the Company and Employee aggregating exercise into 169,658 common shares that are presently in force shall remain in full force and effect in accordance with their respective terms and without any further change or modification during the term of this agreement and for two years after any termination by the Employer (such period to be an advisory period) during which period the options will still remain exercisable. In addition the Company agrees that if it should cause the registration of any stock options of any other senior officers that it will include the shares of Employee, not previously the subject of a current registration statement, with any such registration on a prorata basis at no cost to Employee. Further, in the event of any corporate event affecting stock options, the options of Employee will be treated equivalently with those of any senior officers of the Company.

11. In the event Employee dies during the term of Employment, Employer shall pay to Employee's estate the salary that would otherwise be payable to the end of the month in which the Employee died and as a death benefit a sum equal to six months salary.

12. Any controversy or claim arising out of, or relating to this Employment Agreement, or the breach thereof, shall be settled by arbitration in the City of San Diego, State of California, in accordance with the then governing rules of the American Arbitration Association. Judgment upon the award rendered by the arbitrator(s) may be entered in any court of competent jurisdiction.

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13. Any notice required to be given shall be either: (i) personally delivered, or (ii) sent by U.S. Postal Service, postage pre-paid, Certified Mail, Return Receipt Requested to the Employer at the place of employment and to the Employee at the last residence address given to and on file with the Employer.

14. A waiver of a breach of any provision of this Employment Agreement shall not operate or be construed as a waiver of any subsequent breach.

15. The services of Employee are personal and unique and therefore Employee may not assign this Employment Agreement nor delegate the duties and obligations hereunder except in the normal course of business.

16. This Employment Agreement contains the entire understanding of the parties, except as may be set forth in writing signed by the party against whom enforcement may be sought, simultaneously with or subsequent to the execution of this Employment Agreement.

         INTENDING TO BE LEGALLY BOUND, the parties have executed this Employment Agreement as of the date first above written.

                                    NORRIS COMMUNICATIONS CORP. and
                                    NORRIS COMMUNICATIONS, INC.

                                    By:      /s/ ELWOOD G. NORRIS
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                                       Elwood G. Norris, President & CEO

                                             /s/ ROBERT PUTNAM
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                                       ROBERT PUTNAM, Employee


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